UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2015

PARSLEY ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36463	46-4314192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

303 Colorado Street, Suite 3000

Austin, Texas 78701

(Address of Principal Executive Offices)

(Zip Code)

(737) 704-2300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 9, 2015, Parsley Energy, Inc. (the “Company”) and NGP X US Holdings, L.P., one of the Company’s stockholders (the “Selling Stockholder”), entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC (the “Underwriters”), relating to the offer and sale of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) of an aggregate of 14,202,500 shares of Class A common stock, including 12,911,364 shares of Class A common stock issued and sold by the Company and 1,291,136 shares of Class A common stock sold by the Selling Stockholder (together, the “Shares”), including the Underwriters’ option to purchase up to an additional 1,684,091 and 168,409 shares from the Company and Selling Stockholder, respectively. On December 10, 2015, the Underwriters exercised in full their option to purchase additional shares. The Company expects the net proceeds from the offering to be approximately $228.4 million, after deducting estimated fees and expenses. A portion of the net proceeds from the offering are expected to be used to fund the Company’s pending acquisition of 6,040 gross (5,274 net) acres located in Upton, Reagan and Glasscock Counties, Texas, and the remaining net proceeds are expected to be used to fund a portion of the Company’s capital program and for general corporate purposes. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

The issuance and sale of the Shares has been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to an automatic shelf registration statement on Form S-3 (Registration No. 333-204766) of the Company, filed with and deemed automatically effective by the Securities and Exchange Commission on June 5, 2015. Closing of the issuance and sale of the Shares is scheduled for December 14, 2015. A legal opinion relating to the validity of the Shares is filed herewith as Exhibit 5.1.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company and the Selling Stockholder have agreed with the Underwriters not to offer or sell any shares of their Class A common stock (or securities convertible into or exchangeable for Class A common stock), subject to limited exceptions, for a period of 45 days after the date of the Underwriting Agreement without the prior written consent of the Underwriters.

The Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 9, 2015, the Company issued a news release announcing that it had priced an underwritten public offering of 12,350,000 shares of its Class A common stock, including 11,227,273 shares of Class A common stock issued and sold by the Company and 1,122,727 shares of Class A common stock sold by the Selling Stockholder. The Company and the Selling Stockholder granted the Underwriters a 30-day option to purchase up to an additional 1,684,091 shares and 168,409 shares of the Company’s Class A common stock, respectively, which was exercised in full on December 10, 2015. A copy of the news release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 9, 2015, by and among Parsley Energy, Inc., NGP X US Holdings, L.P., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

99.1	News Release, dated December 9, 2015, titled “Parsley Energy Prices Upsized Offering of Class A Common Stock.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARSLEY ENERGY, INC.

Date: December 11, 2015	By:	/s/ Colin W. Roberts
	Name:	Colin W. Roberts
	Title:	Vice President—General Counsel

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 9, 2015, by and among Parsley Energy, Inc., NGP X US Holdings, L.P., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

99.1	News Release, dated December 9, 2015, titled “Parsley Energy Prices Upsized Offering of Class A Common Stock.”